As filed with the Securities and Exchange Commission on September 12, 2006.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C., 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ELEMENT 21 GOLF COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	88-0218411 (I.R.S. Employer Identification No.)

200 Queens Quay East, Unit #1
Toronto, Ontario, Canada, M5A 4K9
(Address of Principal Executive Offices)

CONSULTING AGREEMENTS
(Full Title of the Plan)

Nataliya Hearn, Ph. D.
President, Chief Executive Officer and Director
200 Queens Quay East, Unit #1
Toronto, Ontario, Canada, M5A 4K9
(Name and Address of Agent for Service)

416-362-2121
(Telephone number, including area code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value	20,000,000	$0.1925	$3,850,000	$411.95
Total:	20,000,000	$0.1925	$3,850,000	$411.95

(1) Pursuant to the Consulting Agreements for service rendered, none of the Consultants to whom the subject securities are to be issued is believed presently to be an “affiliate” of the Registrant.

(2) In accordance with Rule 457 of the Securities Act of 1933, pursuant to Rule 457(c), the proposed maximum offering price of $0.1925 per share, which is the average of the high and low prices of the Common Stock of the Registrant reported on the Over-The-Counter Bulletin Board on September 8, 2006, is set forth solely for purposes of calculating the filing fee.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 1. Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to consultants and others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

No Restrictions on Transfer. Upon issuance, the shares will be deemed “earned” pursuant to the terms of Consulting Agreement, the Consultant will become the record and beneficial owner of the shares of Common Stock upon issuance and delivery and is entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the Common Stock.

Restrictions on Resales. None of the Consultants is believed presently to be an “affiliate” of the Registrant; however, if any becomes an “affiliate” at any time that he or she owns securities that are registered hereunder, resale by that person must also be made in compliance with applicable provisions of Rule 144.

The form of written consulting agreement (the “Consulting Agreement”) is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 2. Registrant Information and Employee Plan Annual Information

The documents containing the information specified in this Item 2 will be sent or given to consultants and others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

Item 3. Incorporation of Documents by Reference.
The following documents filed with the Commission by the Registrant are incorporated by reference into this Registration Statement:

1.	The Annual Report on Form 10-KSB for the fiscal year ended June 30, 2005.
2.	The Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2005, December 31, 2005 and March 30, 2006.
3.	The Registrant’s Current Reports on Forms 8-K and 8-K/A filed by the Registrant on February 24, May 12, May 22, May 23, and August 3, 2006.
4.	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form S-8 filed on July 22, 2005, pursuant to Section 12(g) of the Exchange Act.

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the filing of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such reports and documents. Any statement in a document all or a portion of which is incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is incorporated by reference into this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Experts

The consolidated financial statements of the Registrant included in the Registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2005 have been audited by Lazar Levine & Felix LLP, an independent registered public accounting firm, as set forth in their reports thereon and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents (if covered by consents of Lazar Levine & Felix LLP filed with the Commission) will be, incorporated herein in reliance upon the reports of Lazar Levine & Felix LLP pertaining to such financial statements given upon the authority of such firm as experts in accounting and auditing.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.
The validity of the shares of Common Stock offered hereby by the Registrant has been passed upon by Brown Rudnick Berlack Israels LLP, One Financial Center, Boston, Massachusetts 02111.

Item 6. Indemnification of Directors and Officers.

The General Corporation Law of the State of Delaware and the Registrant’s charter provide for indemnification of the Registrant’s directors and officers for liabilities and expenses that they may incur in such capacities. In general, the Registrant is permitted to indemnify its directors and officers with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the Registrant’s best interests and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit	Description
5.1	Opinion of Brown Rudnick Berlack Israels LLP
23.1	Consent of Brown Rudnick Berlack Israels LLP (included in Exhibit 5.1)
23.2	Consent of Lazar Levine & Felix LLP
24.1	Power of Attorney (included as part of the signature page).
99.1	Form of Consulting Agreement

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

[Remainder of page intentionally blank; signature page follows.]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario, Canada, on the 12th day of September, 2006.

ELEMENT 21 GOLF COMPANY

By:	/s/ Nataliya Hearn
Nataliya Hearn, Ph.D.
President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Nataliya Hearn, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Nataliya Hearn	President, Chief Executive Officer and Director	September 12, 2006
Nataliya Hearn

/s/ John Grippo	Chief Financial Officer	September 12, 2006
John Grippo

/s/ Gerald Enloe	Director	September 12, 2006
Gerald Enloe

ELEMENT 21 GOLF COMPANY
INDEX TO EXHIBITS

5.1	Opinion of Brown Rudnick Berlack Israels LLP
23.1	Consent of Brown Rudnick Berlack Israels LLP (included in Exhibit 5.1)
23.2	Consent of Lazar Levine & Felix LLP
24.1	Power of Attorney (included as part of the signature page)
99.1	Form of Consulting Agreement